UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2006

AVIGEN, INC.
(Exact name of registrant as specified in charter)

Delaware	000-28272	13-3647113
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Harbor Bay Parkway Alameda, California 94502
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 748-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01.  Entry into a Material Definitive Agreement.

          On February 7, 2006, the Board of Directors of Avigen, Inc. adopted changes to its policy for compensation of Directors.

          Effective January 1, 2006, each of Avigen’s non-employee directors receives an annual retainer of $28,000 to be paid in quarterly installments.  The Board has eliminated additional fees for attendance at committee meetings.  The members of the Board will continue to be eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Avigen’s policy.

          Any non-employee director that serves as Chairman of Avigen’s Board shall receive, in addition to regular payments for service rendered as a member of the Board, an additional annual retainer of $28,000 to be paid in quarterly installments.  Dr. Zola Horovitz is currently designated as Interim Chairman of the Board.

          Any non-employee director that serves as the Lead Independent Director of Avigen’s Board shall receive, in addition to regular payments for service rendered as a member of the Board, an additional annual retainer of $14,000 to be paid in quarterly installments.  Dr. John K.A. Prendergast is currently designated as the Lead Independent Director.

          Each of Avigen’s non-employee directors also qualifies to receive stock option grants under Avigen’s 1996 Equity Incentive Stock Option Plan and 2000 Equity Incentive Stock Option Plan.  Non-employee directors of Avigen, not serving as Chairman, will be granted options to purchase 20,000 shares of Avigen’s common stock at each annual meeting of Avigen’s stockholders if such non-employee director has served for the entire preceding year.  An option to purchase a prorated number of shares is granted each non-employee director who has served for less than the full preceding year.  In addition, each director who is elected for the first time to be a non-employee director of Avigen will be granted an option to purchase 30,000 shares upon the date of initial election to the Board whether by the Board or stockholders of Avigen.

          Any non-employee director that serves as Chairman of Avigen’s Board shall be granted options to purchase 40,000 shares of Avigen’s common stock at each annual meeting of Avigen’s stockholders.  On February 7, 2006, in recognition of Dr. Horovitz’s service as Interim Chairman of the Board since December 2005, the Board of Directors of Avigen granted Dr. Horovitz an option to purchase 20,000 shares of Avigen’s common stock for service up and until the next annual meeting of Avigen’s stockholders.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVIGEN, INC.

Dated: February 17, 2006	By:	/s/ M. Christina Thomson

M. Christina Thomson
Vice President, Corporate Counsel